Exhibit 10.1

Consulting LLC
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September 9, 2010

Exobox Technologies Corp.
3315 Marquart
Houston, Texas 77027

Re:	Proposed Acquisition of Certain Exobox Assets

Gentlemen:

The following constitutes a mutual letter of intent (“Letter of Intent”) with respect to the proposed acquisition of certain patents and other assets from Exobox Technologies Corp. (“Exobox”) by Richard J. Kampa and/or his designees or assigns ("Kampa") on the following terms and conditions:

R E C I T A L S

WHEREAS, the parties desire to enter into this Letter of Intent as a statement of their intention to effect the acquisition from Exobox of certain patents and other assets as described below by Kampa on the terms and conditions set forth herein, subject to suitable results of mutual due diligence examinations as set forth below (“Due Diligence”), required director votes, and other requirements of applicable state and federal laws (“Acquisition”); and

WHEREAS, Kampa has substantially completed his Due Diligence on Exobox; and

WHEREAS, the parties desire that this Letter of Intent supersede any and all prior discussions and agreements pertaining to the Acquisition referenced herein.

IN CONSEQUENCE WHEREOF, the parties have adopted this Letter of Intent as a statement of their intent to effect the Acquisition on the terms and conditions set forth herein.

1.  Supersedes Previous Discussions. This Letter of Intent amends, supersedes and replaces all prior communications between the parties pertaining to the Acquisition and reflects and incorporates the ongoing and expanded negotiations and agreements of the parties.

2.   Definitive Agreement.  As is customary in transactions of this kind, this Letter of Intent by and between Exobox and Kampa is subject to and preconditioned upon the execution and finalization of the Acquisition,  the details of which shall be set forth in a written agreement whether comprised of one or more documents (“Agreement”) and other more detailed documentation to be prepared, approved by counsel, and fully executed by Kampa and Exobox, setting forth the (a) terms and conditions of the Acquisition outlined herein, as well as (b) other terms and conditions deemed appropriate by the parties for transactions of this nature.  By way of illustration and not limitation, the parties expect that such Agreement shall contain representations and warranties as to the adequacy and accuracy of materials furnished, corporate authority and related matters as well as clauses and other agreements which shall be hereafter negotiated including, but not limited to:

a.	Assurances that the Acquisition will comply with federal and state laws and the governing documents of Exobox, with corresponding rights and remedies;

b.	Assurances to the reasonable satisfaction of counsel that Exobox can and has delivered good title to the Assets, free and clear of all liens and encumbrances other than as permitted in the Agreement;

c.	Suitable officers’ certificates and similar matters;

d.
Conditions to closing reasonable under the circumstances, including but not limited to (i) settlements with and complete releases from creditors holding no less than 51% of the unsecured debt of Exobox; (ii) Kampa obtaining financing for the Acquisition; (iii) five-year covenants not to compete from, without implied limitation, Exobox, Robert B. Dillon, Scott Copeland and Mike Studdard with respect to similar technology; (iv) no pending or threatened litigation that would materially and adversely affect the value of the Assets or the ability to close the transaction; (v) confirmation by Kampa that the license described below is not an executory contract terminable in a bankruptcy proceeding; and (vi) Exobox, Kampa and Scott R. Copeland terminating and replacing the existing royalty payable to Scott R. Copeland in connection with the sales of products directly derived from Patent Nos. 7,146,640 and 7,281,266.

e.	Indemnifications for breaches of representations and warranties, with caps and baskets reasonable under the circumstances; and

f.	Opinion of counsel for Exobox covering corporate authority and good standing, and similar corporate matters, as applicable.

3.  Acquisition.  The Assets to be acquired from Exobox and purchase price to be paid by Kampa are as follows:

a.
Kampa shall acquire from Exobox a perpetual and exclusive license to all of Exobox's right, title and interest in and to (i) U.S. Patent No. 7,146,640, (ii) U.S. Patent No.7,281,266, (iii) U.S. Patent No. 7,690,033, (iv) European Patent No. 04700074.0, (v) exoDetect™; (vi) exoWatch™,  and (vii) all intellectual property, technical documents, peripherals, business plans, contracts and other assets related to the foregoing, free and clear of all liens and encumbrances except as otherwise expressly set forth herein ("Assets").

b.         Kampa shall pay a total purchase price to Exobox for all of the Assets of (i) $600,000.00cash, payable at Closing, and (b) a three percent (3%) gross royalty onall income (netof discounts) realized from the sale or license of the Assets, jointly and severally, payableseparately for each item comprising the Assets, after Kampa has recouped his actual, future development costs related thereto, capped at a combined $3 million for total development costs for all of the Assets.  Each party acknowledges and agrees that the purchase price set forth in this paragraph and the other terms of this Letter of Intent have been derived based on a variety of factors other than the value of the Assets, including but not limited to the value of avoiding litigation relating to  foreclosure under the Security Interest Liens (defined below), the benefit of obtaining representations, warranties and other agreements from each of the parties and the advantage of an expeditious closing of the license of the Assets.

c.         Kampa acknowledges and agrees to accept the Assets with the liens set forth intheSECURITY AGREEMENT (as amended, restated, supplemented or otherwisemodified from time to time) dated January 11, 2010, by and between Exobox andAaron Feldman and related parties, and their successors and assigns, up to $340,000 principal and related interest due thereon (the "Security Agreement Liens"), but at the Closing such debt and the Security Agreement Liens will be cancelled and deemed null and void thereafter.

d.         As part of the Acquisition, Exobox and Kampa shall secure and exchange complete andfinal mutual releases by and among, without implied limitation, Exobox, Kampa, RobertB. Dillon, Danny White, Dan Hughes, Aaron Feldman, Michael G. Wirtz, Michael C.Wittenburg, Sam Van Ryder, Scott Copeland and Mike Studdard for (i) all claims and causes of action that any of them have, had, could have had or might have related to Exobox and (ii) any and all actions and/or inactions by any and/or all of the released parties, jointly and/or severally, relating to Exobox through the date of Closing.  The foregoing shall not affect indemnification rights of the parties set forth in the documents evidencing the Acquisition.  In addition, each of the foregoing individuals (other than Kampa, Feldman, Wittenburg and Wirtz) that is also a shareholder, must approve the Acquisition.

4. Documentation.  In addition to its public Form 10 Q’s and Form 10 K, upon request from Kampa, Exobox will provide Kampa reasonable access to all Exobox documents and such other documents as may be needed to reasonably conduct the Due Diligence.  At the time of Closing, the Assets will have no liens or encumbrances other than those expressly authorized herein and in the Agreement.

5. Due Diligence Examination.  The consummation of the Acquisition contemplated hereunder is expressly conditioned upon the results of Due Diligence examinations by the respective parties. With respect to the Due Diligence examinations, each party, subject to an agreed upon Mutual Non-Disclosure Agreement (“NDA”) to be executed by the parties and their respective authorized agents, shall fully and completely disclose and divulge all matters reasonably requested; fully disclose all matters that may have material affect; and shall make available all books and records as reasonably required to complete Due Diligence.  All employees, officers and directors of each party may be examined by the other.  All information received by Kampa and/or Exobox in connection with the Due Diligence shall be received in confidence and shall not be divulged to third parties as more fully set forth in the NDA.  All Due Diligence shall be completed by the parties on or before the 15th day of October, 2010. The parties understand that Exobox shall have the right, but not the obligation, to obtain, and Kampa shall have the right (but not the obligation) to require, a fairness opinion as a condition of closing; provided, however, that no such opinion shall delay the scheduled closing or otherwise extend any deadlines or grant any further rights to either party.

6. Initial Payment..  Upon execution of this Letter of Intent by both parties, Kampa shall wire to Exobox, care of Exobox's counsel's trust account, the sum of $25,000 as a deposit to secure the exclusivity for Kampa set forth in paragraph 10, below, as follows: xxxxxxxxxxxx Bank, routing number xxxxxxxxx, xxxxxxxxxxxxxxx account, account number xxxxxxxxx.  The deposit will convert to Rule 144 Exobox common stock, free and clear of any and all liens and encumbrances, at market price at date of issuance.  The date of issuance will be the earliest date of either a Definitive Agreement or October 31st, unless the Closing does not occur due to a breach by Kampa.

7. Public Statements.  Except as otherwise set forth herein or authorized pursuant to the NDA, each party to this Letter of Intent agrees that it will not make any public or third party disclosure of this Letter of Intent or the execution of the Agreement without the other’s prior written approval, which such approval shall not be unreasonably withheld, conditioned or delayed.  Prior to issuing any press release or public statement concerning the transactions represented herein, a copy shall be made available to the other parties for their comments.  If the proposed transactions are not consummated for any reason whatsoever, the respective parties hereto shall keep confidential any information (unless ascertainable from public or published information or trade sources) concerning the business or operations of the parties hereto, except to the extent the NDA authorizes disclosure, and provided, however, that Exobox shall have the unilateral right to make a Form 8K filing with the SEC respecting this LOI and/or the Agreement in accordance with the advice of its counsel.

8. Confidentiality.  Each party will hold and will cause its employees, representatives, consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of law, all documents, including, but not limited to, this Letter of Intent, the factors relevant in determining the purchase price and other terms hereof, and information concerning the other furnished to it in connection with the transactions contemplated by this Letter of Intent (except to the extent that such information can be shown to have been (a) previously known by the receiving party and where the disclosure of which is not in violation of an obligation of the receiving party, (b) in the public domain through no fault of the receiving party, or (c) later lawfully acquired by the receiving party from other sources unless the receiving party knew such information was obtained in violation of an agreement of confidentiality) and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, investors and other consultants and advisors in connection with the Agreement (it being understood that such persons shall be informed by the receiving party of the confidential nature of such information and shall be directed by the receiving party to treat such information confidentially).  The provisions of this paragraph will govern the handling of all information exchanged between the parties until superseded by a more detailed NDA as contemplated in paragraph no. 5, above.

9. Good Faith.  This Letter of Intent sets forth the basic terms of the proposed Acquisition and the parties agree to use commercially reasonable efforts to consummate the Acquisition.

10. Exclusivity.  In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration including the expenditure of money by Kampa in Due Diligence and for the initial payment set forth in paragraph 6, above, Exobox will discontinue all negotiations with all prospective third parties concerning any acquisition, disposition, investment or change of control transaction (“Transaction”) involving the assets or equity of Exobox, and will not initiate any litigation against Kampa or other holders of Security Agreement Liens, so long as negotiations regarding the transaction contemplated in this Letter of Intent are pending, and Exobox will not permit, or permit any of its respective affiliates, officers, employees, agents or representatives, as applicable, to, directly or indirectly, solicit, discuss, accept, approve, respond to, or engage in any negotiations with respect to the Assets or any Transaction, except as set forth herein.

11. Closing.  Subject to the contingencies set forth herein, Closing, if any, shall occur on or before 11:00 am on the 15th day of October, 2010, at the offices of Hirsch & Westheimer, P.C., Houston, Texas 77002.

  12.   Execution.  If the foregoing meets with your approval, you should execute and return a copy of this Letter of Intent, whereupon this letter shall constitute a Letter of Intent between Kampa and Exobox in accordance with the terms and conditions set forth herein.  This Letter of Intent may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  A facsimile signature by any party on a counterpart of this Letter of Intent shall be binding and effective for all purposes.  Such party shall, however, subsequently deliver to the other party an original executed copy of this Letter of Intent. Each party shall be responsible for its own expenses, regardless of whether the Acquisition closes.  Other than matters addressed in paragraphs 6 through 10 above, 12 and 13, which the undersigned parties agree will be legally binding, the terms herein contained are not intended to be, nor will they be construed to be, legally binding on the parties hereto, and the transactions will be binding on the parties only in accordance with the terms contained in the Agreement and related definitive documents if and when such Agreement has been executed by the parties. The terms of this Letter of Intent will be governed by the laws of the State of Texas applicable to contracts between residents of the State of Texas that are to be wholly performed within Texas, without regard to provisions of the law of Texas or any other jurisdiction relating to choice of law or conflicts of law. If the foregoing proposal is acceptable, please indicate such acceptance by signing the enclosed execution counterpart of this Letter of Intent where indicated.  The proposal  set forth in  this Letter  of  Intent will expire at noon., CDT on the 9th day of September, 2010, unless this  Letter of Intent is executed by both parties prior thereto.

13.  Forbearance Agreement.  Kampa acknowledges that the holders of at least 51% of the debt secured by the Security Interest Liens have agreed to forbear from enforcing the Security Interest Liens until October 31, 2010 and, if the Agreement is executed and delivered by all parties on or prior to October 15, 2010, agreed to extend the forbearance until November 30, 2010.

14.  Accreus Consulting LLC  Notwithstanding the use of the letterhead of Accreus Consulting LLC, such limited liability company is not a party to, bound by or in any way liable under this Letter of Intent.

Sincerely,

/s/ Richard J. Kampa
Richard J. Kampa

ACCEPTED AND AGREED TO THIS 9th DAY OF SEPTEMBER, 2010.

Exobox Technologies Corp.

By: /s/ Michael Studdard
       Michael Studdard, Chairman of the Board